Exhibit 99.1


   Sapient Receives NASDAQ Notice Regarding Missed Form 10-K Filing


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--March 27, 2007--Sapient (NASDAQ: SAPE) today announced that, as expected, due to the delayed filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the "2006 Form 10-K"), it received an additional staff determination letter from the Nasdaq Listings Qualifications department stating that the company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14).

    As previously announced, the Nasdaq Listing and Hearing Review Council (the "Listing Council") has stayed the delisting of the company's securities pending a review by the Listing Council relating to the company's delayed Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2006 and September 30, 2006. As a result of this notice, the 2006 Form 10-K will be considered by the Listing Council as well. The company plans to file these reports as soon as practicable.

    About Sapient

    Sapient helps clients innovate their businesses in the areas of marketing, business operations, and technology. Leveraging a unique approach, breakthrough thinking, and disciplined execution, Sapient leads its industry in delivering the right business results on time and on budget.

    Founded in 1990, Sapient is headquartered in Cambridge, Massachusetts, and operates across North America, Europe, and India. More information about Sapient can be found at www.sapient.com.

    Sapient is a registered service mark of Sapient Corporation.


    CONTACT: Sapient
             Media Contact:
             Gail Scibelli, 631-875-9775
             gscibelli@sapient.com
             or
             Investor Contact:
             Noelle Faris, 617-374-3682
             nfaris@sapient.com